Exhibit 99.2

ASSIGNMENT OF RIGHTS

The undersigned parties hereby agree as follows:

Next Fuel, Inc., a Delaware corporation (Lender”) has made cash advances to Next Fuel, Inc., a Nevada corporation (“Debtor”) in contemplation that Lender would later enter into a transaction with Debtor.

Hawk Opportunity Fund, L. P., a Delaware limited partnership (“Hawk”), is interested in investing in Debtor.

The current amount of advances outstanding from Debtor to Lender is $285,750 (the Advance”).  Interest is not accruing on the Advance.  No promissory note or other document evidence the Advance.
]
Lender and Debtor hereby terminate any and all obligations either may have to enter into any transaction contemplated in prior agreements and negotiations, oral and written, and hereby release one another of any and all obligations and liabilities pursuant to such agreements, except for the Advance.

Lender hereby assigns to Hawk all obligations of Debtor to Lender under the Advance in return for Five Thousand ($5,000) Dollars, receipt of which is hereby acknowledged.

This Agreement is governed by North Carolina law, except for principals of law that govern conflicts of law or choice of jurisprudence.  All claims or disputes arising among the parties and relating to this Agreement or the breach, termination or validity thereof shall be settled by binding arbitration in accordance with the then-current rules for arbitration of the CPR Institute for Dispute Resolution.  There shall be a single neutral arbitrator selected in accordance with such rules. The arbitration process shall be governed by the North Carolina Uniform Arbitration Act, N.C.G.S. §§ 1-567.1 et seq. The place of the arbitration shall be Wake County, North Carolina, and the arbitrator shall apply the substantive law of the State of North Carolina, exclusive of its choice of law rules, in deciding the dispute.  The arbitrator shall have authority to award provisional relief.  The final award of the arbitrator may include compensatory damages, not including pre-award interest, and specific relief limited to requiring the parties to comply with the provisions of this Agreement.  The arbitrator is not empowered to award exemplary or punitive damages and each party hereby waives any right to recover such damages with respect to any dispute resolved by arbitration.  The arbitrator is empowered to award reasonable attorneys’ fees in addition to the costs of arbitration.  The arbitrator’s award may be confirmed and judgment entered thereon in accordance with the governing arbitration law specified above.  Any claim of a party hereunder shall be time barred unless arbitration with respect to such claim is commenced within one (1) year after such claim arose.

This Agreement may be executed in one or more counterparts. This Agreement is effective as of February 22, 2011.

NEXT FUEL, INC., a Nevada corporation By: /s/ John Cline John Cline, President	NEXT FUEL, INC., a Delaware corporation By:/s/Oren Rosenfeld Name: Oren Rosenfeld
HAWK OPPORTUNITY FUND, L. P., a Delaware limited partnership By: /s/Scott Williams Name:Scott Williams Title: Managing General Partner